EXHIBIT 99
News Release
FOR IMMEDIATE RELEASE
July 18, 2008

Contact:	David M. Kepler
President and Chief Executive Officer
Telephone: 937-548-4158
GREENVILLE FEDERAL FINANCIAL CORPORATION DECLARES DIVIDEND
Greenville, Ohio, July 18, 2008. Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF), today announced that the Board of Directors has declared a cash dividend of $0.07 per share of the Corporation’s common stock. The dividend is to be paid on August 15, 2008, to stockholders of record as of July 31, 2008.
Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.